Exhibit 99.1

Exhibit 99.1 - News Release – Third fiscal quarter ended June 30, 2019.

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports third quarter results

DAVENPORT, Iowa (August 8, 2019) — Lee Enterprises, Incorporated (NYSE: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 50 markets, today reported third quarter and year to date financial results for the period ended June 30, 2019.

"Total revenue(1) decreased 4.0% in the third quarter, matching the second quarter trend, as we continue the company's digital transformation" said Kevin Mowbray, President and Chief Executive Officer. "Total digital revenue, including digital advertising and digital services, was $30.5 million for the quarter, up 5.3% on a same property basis compared with a year ago."

"On a stand-alone basis, revenue at TownNews increased 27.3% due to increased market share, including an increase in broadcast customers as well as gains in video revenue from 2018 technology acquisitions and the acquisition of GTxcel's CMS business in February 2019. Revenue at TownNews over the last twelve months totaled $22.1 million, an increase of 24.5% over the prior year," Mowbray added.

"We earned $3.5 million of revenue in the quarter from the management agreement with BH Media Group, and since its inception in July 2018 we have earned $11.3 million in revenue, exceeding expectations," said Mowbray.

Mowbray also noted the following financial highlights for the quarter:

•	Total revenue decreased 4.0% for the quarter. Excluding the impact of acquisitions total revenue on a same property basis decreased 6.1%.

•	Digital advertising revenue increased 2.8% for the quarter and represented 38.7% of total advertising revenue.

•	Digital retail advertising, which represented 63.2% of total digital advertising in the June quarter, grew 3.3%, driven by an increase in advertising from local retailers.

•

Monthly visits to Lee mobile, tablet, desktop and app sites averaged 74.1 million, and page views per visit, one metric we use to monitor engagement, increased 6.9% on a reported basis and 7.0% on a same property basis.

•	Subscription revenue decreased 3.2% in the quarter. Digital only subscribers increased 72.0%.

•	We recognized net income of $6.2 million, including $3.1 million of non-cash expense related to the change in fair value of our warrants.

"We continue to transform our business models and reduce our legacy cost structure," said Vice President and Chief Financial Officer, Tim Millage. "Operating expenses were down 4.7% in the June quarter with cash costs(2) down 5.2%, On a same property basis, cash costs were down 7.6%. We expect cash costs on a same property basis to be down 4.75 - 5.5% in fiscal year 2019," said Millage.

"Adjusted EBITDA(2) totaled $30.7 million in the quarter, or down 1.3%, and totaled $125.5 million over the last 12 months," Millage added. "With strong adjusted EBITDA and $17.9 million of debt reduction in the quarter, our leverage ratio, net of cash, is 3.5x," said Millage.

THIRD QUARTER OPERATING RESULTS(4)

Operating revenue for the 13 weeks ended June 30, 2019 totaled $127.3 million, a decrease of 4.0% compared with a year ago on a reported basis and decreased 6.1% on a same property basis.

Advertising and marketing services revenue decreased 10.6% to $65.8 million on a reported basis and decreased 12.4% on a same property basis. The decrease in advertising and marketing services revenue is due to softness in print advertising demand resulting in reduced advertising volume primarily from large retail, big box stores and classifieds. Partially offsetting print declines, digital advertising and marketing services revenue increased 2.8% to $25.4 million and represented 38.7% of total advertising revenue.

Subscription revenue decreased 3.2% in the current year quarter on a reported basis and decreased 5.3% on a same property basis. Lower paid circulation units were offset by strategic pricing programs and premium content. Average daily newspaper circulation, including TNI and MNI(3) and digital subscribers, totaled 0.7 million in the current quarter. Sunday circulation totaled 1.0 million. Digital only subscribers increased 72.0% in the quarter.

Other revenue, which primarily consists of digital services revenue, management agreement revenue, commercial printing revenue and revenue from delivery of third party products, increased 36.6% in the current year quarter. The increase was partially due to 35.7% revenue growth at TownNews and $3.5 million of management agreement revenue.

Total digital revenue, including digital advertising and digital services, was $30.5 million for the quarter, up 6.9%  compared with a year ago on a reported basis and up 5.3% on a same property basis.  Mobile, tablet, desktop and app site page views, including TNI and MNI were 289.1 million in the current quarter, an increase of 7.5% over the prior year.

Operating expenses for the 13 weeks ended June 30, 2019 decreased 4.7%. Cash costs decreased 5.2% compared to the prior year quarter on a reported basis and were down 7.6% on a same property basis. Compensation decreased 6.6%. Newsprint and ink expense decreased 18.8% due to lower prices and lower volumes from print unit declines. Other operating expenses decreased 2.0% primarily driven by lower legacy print costs and offset in part by higher costs associated with growing digital revenue and increases in other cash costs from outsourcing.

Restructuring costs and other, which are primarily severance costs, totaled $2.8 million and $1.9 million in the 2019 quarter and 2018 quarter, respectively.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, operating income totaled $20.0 million in the current year quarter, compared with $20.2 million a year ago.

In the 13 weeks ended June 30, 2019, interest expense decreased 8.2%, or $1.1 million, due to lower debt balances. The Company recognized non-operating income of $3.1 million in the current year quarter compared to $0.4 million in the same quarter of the prior year due to a change in fair value of stock warrants. The Company recognized $4.2 million of debt refinancing and administrative costs in the current quarter and $1.7 million in the same quarter of the prior year. Amortization for the quarter increased as a result of debt repurchases totaling $10.6 million in the 2019 Quarter.  The vast majority of the debt financing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $5.8 million, compared with income of $4.5 million a year ago. Adjusted EBITDA for the quarter was $30.7 million, or 1.3% below prior year.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER(2)

The following table summarizes the impact from warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
		June 30, 2019		June 24, 2018
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	5,766	0.10	4,458	0.08
Adjustments:
Warrants fair value adjustment	(3,062)	(0.05)	(405)	(0.01)
Income attributable to Lee Enterprises, Incorporated, as adjusted	2,704	0.05	4,053	0.07

YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for the 39 weeks ended June 30, 2019 totaled $386.2 million, a decrease of 4.5% compared with the 39 weeks ended June 24, 2018. On a same property basis total revenue decreased 5.4%.

Advertising and marketing services revenue decreased 10.9% to $204.7 million on a reported basis and 11.7% on a same property basis. Partially offsetting print declines, digital advertising and marketing services revenue increased 5.3% to $75.0 million. Digital advertising represented 36.7% of total advertising.

Subscription revenue decreased 3.1% in the 39 weeks ended June 30, 2019 compared to the 39 weeks ended June 24, 2018 on a reported basis and decreased 4.2% on a same property basis.

Other revenue, which consists of digital services, management agreement revenue, commercial printing revenue and revenue from delivery of third party products, increased 35.9% in the current year. The increase was partially due to 30.6% revenue growth at TownNews and $10.0 million in management agreement revenue. For the first management year ended June 30, 2019 we earned $11.3 million in revenue from BH Media.

Total digital revenue, including digital advertising and digital services, was $89.5 million in 2019, up 8.5% compared to a year ago. On a standalone basis, revenue at TownNews totaled $22.1 million for the last twelve months ended June 30, 2019, a 24.5% increase over the prior year.

Operating expenses for 2019 decreased 3.5%. Cash costs decreased 4.0% compared to the prior year on a reported basis and were down 5.2% on a same property basis. Compensation decreased 6.3%, primarily as a result of a decrease in the average number of full-time equivalent employees of 10.3%. Due to volume declines, newsprint and ink expense decreased 2.9%. Other operating expenses decreased 2.0%.

Restructuring costs and other, which are primarily severance costs, totaled $5.6 million and $4.2 million in the 2019 quarter and 2018 quarter, respectively.

Including equity in earnings of associated companies, depreciation and amortization, assets loss (gain) on sales, impairments and other, in both years, operating income was $60.3 million in 2019, compared with $66.6 million a year ago.

In the 39 weeks ended June 30, 2019, interest expense decreased 9.0%, or $3.6 million, due to lower debt balances, and we recognized non-operating income of $0.4 million compared to $0.5 million, respectively, in the 39 weeks ended June 30, 2019 and June 24, 2018, for the change in fair value of stock warrants.  In the current fiscal year, $6.1 million of debt financing and administrative costs were expensed compared to $4.1 million in the same period a year ago. Amortization increased as a result of debt repurchases totaling $10.6 million in the 2019 period.  The vast majority of the debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $13.4 million, compared to income of $41.7 million a year ago.

Adjusted EBITDA for the 39 weeks ended June 30, 2019 was $90.4 million, compared to $96.8 million for the 39 weeks ended June 24, 2018.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from warrant fair value adjustments and the impact from the 2017 Tax Act on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			39 Weeks Ended
	June 30, 2019		June 24, 2018
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	13,449	0.24	41,700	0.75
Adjustments:
Warrants fair value adjustment	(389)	(0.01)	(529)	—
Income tax effect of 2017 Tax Act	—		(24,872)	(0.45)
Income attributable to Lee Enterprises, Incorporated, as adjusted	13,060	0.22	16,299	0.29

DEBT AND FREE CASH FLOW

As of June 30, 2019, the principal amount of debt was $458.6 million, a $17.9 million reduction in the quarter. The principal amount of our debt, net of cash, is 3.5 times our adjusted EBITDA for the past 12 months ended June 30, 2019.

At June 30, 2019, including $13.5 million in cash and availability under our revolving facility(3), liquidity totaled $35.2 million. Excluding future excess cash flow payments, there are no required debt principal payments over the next twelve months. On July 31, 2019 our liquidity was reduced by $4.1 million due to a step down in availability under our revolving facility.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 800-309-1256 and entering a conference passcode of 515059 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 50 markets in 20 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.0 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
•	Our ability to comply with the financial covenants in our credit facilities;
•	Our ability to refinance our debt as it comes due;
•	Our ability to manage declining print revenue;
•	That the warrants issued in our refinancing will not be exercised;
•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	Changes in advertising and subscription demand;
•	Changes in technology that impact our ability to deliver digital advertising;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Significant cyber security breaches or failure of our information technology systems;
•	Legislative and regulatory rulings;
•	Our ability to achieve planned expense reductions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on the NYSE;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:

IR@lee.net

(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	June 30, 2019	June 24, 2018	Percent Change	June 30, 2019	June 24, 2018	Percent Change

Advertising and marketing services	65,754	73,538	(10.6)	204,651	229,751	(10.9)
Subscription	46,620	48,165	(3.2)	137,965	142,405	(3.1)
Other	14,910	10,915	36.6	43,573	32,052	35.9
Total operating revenue	127,284	132,618	(4.0)	386,189	404,208	(4.5)
Operating expenses:
Compensation	45,373	48,570	(6.6)	140,197	149,551	(6.3)
Newsprint and ink	5,230	6,442	(18.8)	17,394	17,920	(2.9)
Other operating expenses	48,157	49,159	(2.0)	145,915	148,830	(2.0)
Cash costs	98,760	104,171	(5.2)	303,506	316,301	(4.0)
Total operating revenue less cash costs	28,524	28,447	0.3	82,683	87,907	(5.9)
Depreciation and amortization	7,347	7,904	(7.0)	22,263	23,973	(7.1)
Assets loss (gain) on sales, impairments and other, net	(195)	101	NM	(212)	(1,197)	(82.3)
Restructuring costs and other	2,792	1,865	49.7	5,612	4,150	35.2
Operating expenses	108,704	114,041	(4.7)	331,169	343,227	(3.5)
Equity in earnings of associated companies	1,451	1,578	(8.0)	5,298	5,569	(4.9)
Operating income	20,031	20,155	(0.6)	60,318	66,550	(9.4)
Non-operating income (expense):
Interest expense	(11,860)	(12,913)	(8.2)	(36,256)	(39,837)	(9.0)
Debt financing and administrative costs	(4,196)	(1,747)	NM	(6,053)	(4,061)	49.1
Other, net	3,702	1,227	NM	2,730	3,168	(13.8)
Non-operating expenses, net	(12,354)	(13,433)	(8.0)	(39,579)	(40,730)	(2.8)
Income before income taxes	7,677	6,722	14.2	20,739	25,820	(19.7)
Income tax expense (benefit)	1,505	1,972	(23.7)	6,175	(16,791)	NM
Net income	6,172	4,750	29.9	14,564	42,611	(65.8)
Net income attributable to non-controlling interests	(406)	(292)	39.0	(1,115)	(911)	22.4
Income attributable to Lee Enterprises, Incorporated	5,766	4,458	29.3	13,449	41,700	(67.7)

Earnings per common share:
Basic	0.10	0.08	27.3	0.24	0.76	(68.3)
Diluted	0.10	0.08	27.5	0.24	0.75	(68.1)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		39 Weeks Ended		53 Weeks Ended
(Thousands of Dollars)	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018	June 30, 2019

Net Income	6,172	4,750	14,564	42,611	19,001
Adjusted to exclude
Income tax expense (benefit)	1,505	1,972	6,175	(16,791)	6,738
Non-operating expenses, net	12,354	13,433	39,579	40,730	53,722
Equity in earnings of TNI and MNI	(1,451)	(1,578)	(5,298)	(5,569)	(8,978)
Loss (gain) on sale of assets and other, net	(195)	101	(212)	(1,197)	7,414
Depreciation and amortization	7,347	7,904	22,263	23,973	30,056
Restructuring costs and other	2,792	1,865	5,612	4,150	7,012
Stock compensation	321	425	1,209	1,441	1,626
Add:
Ownership share of TNI and MNI EBITDA (50%)	1,806	2,189	6,486	7,433	8,936
Adjusted EBITDA	30,651	31,061	90,378	96,781	125,527

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	June 30, 2019	September 30, 2018
Cash	13,516	5,380
Debt (Principal Amount):
1st Lien Term Loan	—	6,303
Notes	374,420	385,000
2nd Lien Term Loan	84,138	93,556
	458,558	484,859

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended		39 Weeks Ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018

Capital expenditures (Thousands of Dollars)	1,294	1,827	3,753	4,281
Average common shares - basic (Thousands of Shares)	55,643	54,778	55,484	54,598
Average common shares - diluted (Thousands of Shares)	56,870	56,080	56,522	55,903
Shares outstanding at end of period (Thousands of Shares)			57,823	57,080

NOTES

(1)

This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
●

Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company, its lenders, and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains. A table reconciling adjusted EBITDA to net income, the most directly comparable measure under GAAP, is set forth above under the caption "Reconciliation of Non-GAAP Financial Measures".

●

Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation and the impact of the 2017 Tax Act. Reconciliations of adjusted income (loss) and adjusted earnings (loss) per diluted common share to income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share, respectively, the most directly comparable measures under GAAP, are set forth above under the caption “Adjusted Earnings and EPS for the Year to Date”.

●

Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Occasionally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash. The subtotals of operating expenses representing cash costs are set forth above under the caption “Consolidated Statements of Operations”.

●

Total Operating Revenue Less Cash Costs, or “margin”, represents a non-GAAP financial performance measure. This measure is useful to investors in understanding the profitability of the Company after direct cash costs related to the production and delivery of products are paid. Margin is also useful in developing opinions and expectations about the Company’s ability to manage and control its operating cost structure in relation to its peers. The reconciliation of total revenue less cash costs to operating income is set forth above under the caption “Consolidated Statements of Operations”.

(3)

The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility (Revolving Facility) under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)

Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.